Exhibit 3.1

GREEN STREAM HOLDINGS, INC. WRITTEN CONSENT OF SOLE DIRECTOR IN LIEU OF MEETING

Pursuant to the California Corporations Code and the Bylaws of Green Stream Holdings, Inc. (the "Company"), the undersigned, being the sole member of the Board of Directors, hereby adopts the following resolutions by written consent in lieu of a meeting as of April 18,, 2026.

The undersigned acknowledges that, in accordance with the Company's governing documents and capital structure, the undersigned holds full and exclusive authority over all Board-level decisions and corporate governance matters.

RECITALS

The undersigned has reviewed the amended Bylaws and the Certificate of Determination designating Convertible X Preferred Stock, as filed or to be filed with the Securities and Exchange Commission.

1.	Sole Director Authority and Voting Control

The undersigned confirms that he serves as the sole director of the Company and possesses full authority to act on behalf of the Board. All corporate actions, approvals, and governance matters requiring Board consent are hereby validly authorized by this Written Consent. The undersigned further acknowledges that the Company's capital structure includes preferred stock with super-voting rights, and that such governance structure has been reviewed and approved.

2.	Adoption of Bylaws

The Bylaws of the Company, as presented, are hereby approved, adopted, and ratified in all respects and shall remain in full force and effect.

3.	Authorization of Convertible X Preferred Stock

The designation of 1,000,000 shares of Convertible X Preferred Stock is hereby approved, including all rights, preferences, privileges, and limitations, including but not limited to conversion rights, voting rights on an as-converted basis, senior ranking, liquidation preference, and protective provisions.

4.	SEC Reporting and Disclosure

The appropriate officers of the Company are authorized and directed to prepare and file a Current Report on Form 8-K, including disclosure under Items 3.03 and 5.03 and filing the Bylaws and Certificate of Determination as Exhibits 3.1 and 3.2.

5.	Authorization of Officers

Any officer of the Company is authorized to take all actions necessary or desirable to carry out the intent of these resolutions.

6.	Ratification of Prior Actions

All prior actions taken by the Company's officers or agents in connection with the foregoing matters are hereby ratified, confirmed, and approved.

IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of the date first written above.

/s/ Nan Yang

Nan Yang Sole Director

Date: 4/20/2026